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PROMOCIONES Y CONSTRUCCIONES DEL CARIBE LTDA & CIA

S.C.A.



LEASE CONTRACT




Between the undersigned as follows: JULIO CESAR SANCLEMENTE MOLINA, identified with cedula de ciudadania No. 2.860.003 of Bogota, in his condition of Legal Representative of PROMOCIONES Y CONSTRUCCIONES DEL CARIBE LTDA & CIA S.C.A., on one hand, hereinafter the LESSOR, and ANTONIO HABIB NADER, identified with cedula de ciudadania No. 8.742.265, on his own behalf and in his condition of Legal Representative of the Corporation GLOBAL DATATEL DE COLOMBIA S.A., with NIT No. 800.199.642-5 according to Certificate of the Chamber of Commerce attached herein and hereinafter called the LESSEES, all of legal age, have agreed to enter in the lease contract expressed below:

FIRST: LESSEES received in lease the premises numbers 501 - 502 - 503 - 504 - 505 of the Centro Financiero, within an area of 432.06 Mt2, conformed this way:
Premise No. 501: 316.59 Free height 2.80 Mt2. Measures and Boundaries:
NORTHEAST: 21.39 Mt2, between the points (A-B) in a crooked line with the front of office 101, in the direction to the property that is or was owned by Aminta Weeber de Noguera. NORTHWEST: 20.985 Mt2, between points (B-C) and with a common area for circulation. SOUTHWEST: 21.05 Mt2 between points (C-D) in crooked line towards a common area for circulation, gardens and parking lot for visitors in the first floor, in the direction to carrera 53. NADIR: with mid-floor plate in office 402, 403, 404, 405 and with circulation hall in the fourth floor. ZENITH: with cover of that same office. Office 502: Private area: 115.47, Free height
2.80 meters. Boundaries: NORTHEAST: 18.515 meters between points (E-F) in crooked line towards office 101 in direction to the property owned by Aminta Weeber de Noguera. NORTHWEST: 10.475 meters between points (A-G) in crooked line and towards the cover of office 101 in the property that was or is owned by Nicolas Saade. SOUTHWEST: 16.725 meters between points (H-E) in crooked line towards office 501. NADIR: mid-floor plate in the middle of offices 401-402 in the fourth floor. ZENITH: with cover of that same office and of the building.

SECOND: The term of the present contract is of three (3) renewable years starting since February 1, 2000.

THIRD: The monthly price of rent will be FOUR MILLION PESOS ($4.000.000.oo), including Administration, that LESSEES undertake to pay in advance within the first five (5) days of the respective month, in the offices of LESSOR or on his behalf. The simple tolerance by LESSOR as for accepting the payment of the rent to after the mentioned five (5) days will not be understood as a desire to modify this clause. The modification of the rent payment in case it is performed, will not be considered in any case as a renewal of the present contract. LESSEES waiver expressly to be required either in a private or judicial basis in case of delay in the payment of the rent in the date agreed in this clause.

FOURTH: The property will be destined exclusively for OFFICES previous written approval by LESSOR.


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FIFTH: The transfer of this contract as a consequence of the alienation of the commerce establishment, implies for LESSEES the previous fulfillment of the requirements by Articles 528 to 530 inclusive of the Code of Commerce. The qualification of solvency as for the LESSEES becoming the assignees will be in charge of LESSOR. The corresponding expenses will be on the account of LESSEES. If the acquirers of the commercial establishment refuse to subscribe a new lease contract in the mentioned conditions, LESSOR can request the judicial restitution of the property simultaneously with the sanctions for the same in the NINTH CLAUSE of this lease contract.

SIXTH: LESSEES declare to have received the property on satisfaction and in the conditions indicated by the inventory which in a separate basis is subscribed in the date and is considered part of this contract. No improvement can be made without written authorization by LESSOR. If made, it will be part of the property, without prejudice that LESSOR can require its removal. In no case LESSEES will be entitled to retention over the property because of improvements, or right to any indemnification. LESSEES undertake to effect in the property the locative repairs indicated by law.

SEVENTH: Services rendered by: SOCIEDAD DE ACUEDUCO Y ASEO DE BARRANQUILLA S.A., ELECTRIFICADORA DEL CARIBE S.A., EMPRESA DISTRITAL DE TELEFONOS DE BARRANQUILLA, METROTEL and the Administration Fees will be on the account of LESSEE. LESSEES undertake the conservation and repair of the installations related to the mentioned services and to respect the regulations of the respective utility companies without LESSOR assuming any responsibility for the deficiencies in the rendering of such services.

EIGHTH: LESSOR can at any time transfer his right to a third party, being LESSEES obligated to fulfill their obligations with the assignee since the date in which such act is communicated to them by certified letter or when they are judicially notified.

NINTH: LESSEES undertake to deliver the property according to the provisions in the Code of Commerce and in the present contract when the destination the property is for purposes against moral, good customs, hygiene or against the provisions in the Fourth Clause, or the violation of any of the other obligations that the law and this contract impose to LESSEES. All the previous will entitle LESSOR to require judicial restitution of the property without need to require lessees in private or judiciary. In the previous event lessees will pay LESSOR as a penal clause an amount equal to the double of a monthly rent payment executively requirable.

TENTH: If LESSOR does not want to extend to the contract because of one of the cases foreseen in numerals 2 and three of article 518, Code of Commerce, note this will be given through registered letter with no less than 6 months in advance. By the LESSEES, not less than two months before the expiration of the contract. Second clause does not foresee the way of renewal, which shall be automatic if the parties do not state their will to end it, with two months in advance.

ELEVENTH: The amount of fiscal rights and the other expenses demanded by the awarding of the present contract, will be on the account of the contractors by equal parts.

TWELFTH: If LESSEES do not pay opportunely the water, energy, telephone and administration services and as a consequence the respective companies of those services and common funds of the building suspend or remove them, the fact will be considered as a breach of the contract to and LESSOR can demand the judicial restitution of the property. For the event, LESSEES authorize expressly LESSOR to make the payment corresponding to such services and to demand in an executive basis the amount paid. Enough evidence will be the liquidation invoices by the corresponding companies and it will be enough with the statement by LESSOR that they correspond to the services caused during the time span that the LESSEES occupied the property and the certification of the utility companies or the common fund of the building that such services were paid by LESSOR.

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THIRTEENTH: LESSEES state that LESSOR has permitted them the occupation of the property at the disposal of LESSEES by authorization of LESSOR.

FOURTEENTH: The contracting parties agree to re-adjust the price of the rent every 12 months. The increase will be made over the last price paid and will be equivalent to the Consumer Price Index.

FIFTEENTH: TERMINATION OF THE CONTRACT: For expiration of the term agreed, and will be extended for the same time if the parties do not state their will as for not extending it, notice to be given with two months in advance. Likewise, the contact can be ended by mutual agreement of the parties.

SIXTEENTH: ADVANCED TERMINATION FOR DEFAULT OF CONTRACT: The contract can be terminated before the date of expiration if any of the parties defaults any of the obligations contained herein. For such effect, the other party will be given written notice indicating the causes in default.

SEVENTEENTH: ADVANCE OF TERMINATION BY MUTUAL AGREEMENT:

The parties leave open the possibility that because of express and written agreement subscribed by both parties, an advanced termination of the contract may occur, in the conditions and terms agreed by both parties.

EIGHTEENTH: LESSEES undertake to take a policy with an insurance company to cover the office equipment and the elements for the adaptation of the same, such as divisions, ceiling and others against actions produced by natural phenomena or human acts, acts of God or force majeure. If LESSEES do not made the agreement herein, they will assume the costs of these eventualities and waiver, from now on, to file any claim against LESSOR, either in a judicial or extra judicial way.

NINETEENTH: For all the legal effects it will be understood as the place for the enforcement of the contract subscribed herein the city of Barranquilla.

TWENTIETH: Premises are delivered with Central Air Conditioning, monthly preventive maintenance and the cost of spare parts is on the account of lessee, who shall contract a Company approved by lessor for such maintenance and deliver copy of the contract to lessor for filing.



LESSOR
JULIO CESAR SANCLEMENTE MOLINA.
IN LEGAL REPRESENTATION OF PROMOCIONES Y CONSTRUCCIONES DEL
CARIB LTDA & CIA S.C.A.
NIT: 890.108.148-6


LESSEES:
ANTONIO HABIB NADER
C.C. #8.742.265 Barranquilla
In Legal Representation of the Corporation
GLOBAL DATATEL DE COLOMBIA S.A.
NIT: 800.199.642-5


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